                                                           EXHIBIT 10.18


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 16th day of March, is entered into by DIATECH, INC., a Delaware corporation with its principal place of business at c/o Medical Science Partners, L.P., 68 Harvard Street, Brookline, Massachusetts 02146 (the "Company"), and Richard Dean, residing at 3 Heron Hill Drive, Downingtown, Pennsylvania 19335 (the "Employee").

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on April 2, 1990, or such earlier date as may be agreed by the Company and the Employee (the "Commencement Date"), and ending on the second anniversary of the Commencement Date (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

     2. TITLE; CAPACITY. The Employee shall serve as President and Chief Executive Officer or in such other comparable position as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be based at the Company's headquarters in the central New Hampshire area, or such place or places in the New England region of the United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his full business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3. COMPENSATION AND BENEFITS.

     3.1 SALARY. The Company shall pay the Employee, in semi-monthly installments in arrears on the fifteenth day and the last day of each calendar month, an annual base salary of $130,000 for the one-year period commencing on the Commencement Date (such salary, as it may be adjusted, the "Annual Base Salary"). On each anniversary of the Commencement Date, the Annual Base Salary for the ensuing year shall be determined by multiplying the Annual Base Salary then in effect by a fraction, not less than one, the numerator of which is the U.S. Consumer Price Index for All Urban Consumers (CPI-U) for "All-items" (the "CPI") on such anniversary of the Commencement Date and the denominator of which is the CPI on


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the date one year prior to such anniversary of the Commencement Date. In addition, on each anniversary of the Commencement Date, the Annual Base Salary shall be subject to such further upward adjustment as shall be determined by the Board in its discretion.

     3.2 BONUSES.

     (a) In addition to the Annual Base Salary, the Company shall pay the Employee during the Employment Period, an annual bonus (the "Annual Bonus"), for each one-year period ending on an anniversary of the Commencement Date, in an amount equal to 25% of the Annual Base Salary. For the first year of the Employment Period, the Annual Bonus shall be paid in two equal installments within 60 days after the last day of each of the sixth and twelfth months of the one-year period beginning on the Commencement Date. For each subsequent year of the Employment Period, the Annual Bonus shall be paid in two equal installments within 60 days after the last day of each of the sixth and twelfth months of each one year period beginning on an anniversary of the Commencement Date.

     (b) The Employee shall also receive a one-time bonus of $15,000 upon execution of this Agreement by the Company and the Employee.

     3.3 FRINGE BENEFITS. The Employee shall be entitled to participate in, and to allocate an additional amount not to exceed 21% of the Annual Base Salary among, all benefit programs, including retirement plans, that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to


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

participate. The Employee shall be entitled to three weeks of paid vacation per year, to be taken at such times, as may be approved by the Board or its designee.

     3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

     3.5 RELOCATION. The Company shall reimburse the Employee for reasonable moving, relocation and travel expenses in accordance with Exhibit A, incurred by him in relocating himself and his immediate family to the central New Hampshire area to commence employment with the Company and to any other area if the Employee is subsequently required by the Company to relocate.

     4. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

        4.1 Expiration of the Employment Period in accordance with Section 1;

        4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2,



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cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of the Employee to perform his assigned duties for the Company in accordance with the performance objectives adopted by the Board, dishonesty, gross negligence or willful misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony. In no event shall cause for termination be deemed to exist in the event that the Employee fails or refuses to perform his assigned duties on account of a good faith reasonable belief by the Employee that the performance of such duties would constitute a breach of any Third-Party Agreement (as defined in Section 7.3 below);

        4.3 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

        4.4 At the election of the Company, upon 30 days' written notice of termination to the Employee.



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

     5. EFFECT OF TERMINATION.

        5.1 TERMINATION FOR CAUSE. In the event the Employee's employment is terminated (i) for cause pursuant to Section 4.2 or (ii) at the election of the Company pursuant to Section 4.4, the Company shall pay to the Employee the compensation, including prorated Annual Bonus, and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In addition, in the case of termination at the Company's election pursuant to Section 4.4, the Company shall make severance payments to the Employee during the one-year period commencing on the date of termination at an annual rate equal to the Annual Base Salary to which the Employee was entitled on the date of termination. Such severance payments shall be made in semi-monthly installments in arrears on the fifteenth day and the last day of each calendar month and shall be due and payable without regard to whether the Employee seeks to obtain or does obtain employment income from any other source.

        5.2 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation, including prorated Annual Bonus, which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

        5.3 SURVIVAL. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.



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     6. NON-COMPETE.

        (a) During the Employment Period and for a one-year period following the date of termination or expiration of the Employment Period, which period may be extended for a second year, at the Company's option upon notice to the Employee no later than the first day of such second year, provided that the Company shall make payments, in monthly installments in advance, to the Employee during such second year at an annual rate equal to the Annual Base Salary to which the Employee was entitled on the date of termination or expiration of the Employment Period, the Employee will not directly or indirectly:

        (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling imaging or therapy products that are, or are modifications with substantial homology of or derived from, compounds contemplated, under development, produced, marketed or sold by the Company while the Employee was employed by the Company; or

        (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

        (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective


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

clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

        (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     7. PROPRIETARY INFORMATION AND DEVELOPMENTS.

        7.1 PROPRIETARY INFORMATION.

        (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

        (b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

        (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

        7.2 DEVELOPMENTS.

        (a) Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived


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

or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

        (b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

        (c) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.



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     7.3 OTHER AGREEMENTS.

        (a) Other than the agreements with Centocor, Inc. and Mallinckrodt, Inc. (each a "Third-Party Agreement") previously disclosed in writing to the Company, Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement, including without limitation either Third-Party Agreement, to refrain from using or disclosing, or otherwise to keep in confidence, any trade secret or confidential or proprietary information, knowledge or data acquired by him prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of a previous employer or other party.

        (b) The Company shall indemnify and hold harmless the Employee from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred by the Employee in connection with any meritless claim, suit, or proceeding brought by a third-party against the Employee based on an allegation that the services performed or to be performed by the Employee for the Company violate any confidentiality or


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

non-competition provisions of a Third-Party Agreement. For purposes of this Agreement, a claim, suit, or proceeding shall be deemed meritless unless such claim, suit, or proceeding is based upon, results from or arises out of an act or omission of the Employee determined to be a breach of the confidentiality or non-competition provisions of a Third-Party Agreement.

        (c) Whenever any claim shall arise for which the Employee intends to seek indemnification hereunder, the Employee shall promptly notify the Company in writing of such claim and, when known, the facts constituting such claim. The Employee shall not settle or compromise any such claim without the prior written consent of the Company. The Company shall be entitled to participate in (but not control) the defense, including settlement, of any such claim, with its counsel and at its own expense.

        (d) In the event a claim, suit, or proceeding is brought by a third-party against the Employee based on an allegation that the services performed or to be performed by the Employee for the Company violate any confidentiality or non-competition provisions of a Third-Party Agreement, the Company shall advance to the Employee, on a monthly basis, such amounts sufficient and necessary to pay any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred and paid by the Employee in connection with such claim suit, or proceeding; provided, however, that if upon the final disposition of such claim, suit or proceeding, the Employee would not have a right to indemnification in accordance with Section 7.3(b) for any or all of such


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claims, damages, losses, liabilities, costs and expenses, the Employee hereby agrees and undertakes to repay such amounts advanced by the Company to the Employee in accordance with this Section 7.3(d) which relate to claims, damages, losses, liabilities, costs and expenses for which the Employee would not be entitled to indemnification in accordance with Section 7.3(b). Prior to the Company's being required to make any advances under this Section 7.3(d), the Employee shall have deposited in escrow, in order to secure the repayment of such advances, all shares of capital stock of the Company held by the Employee, along with such instruments of assignment and transfer as the Company may reasonably request, and shall execute and deliver to the Company such other documents and instruments, including security agreements and financing statements, as the Company may reasonably request. The Employee agrees that any claim by the Company for repayment under this Section 7.3(d) may, at the Company's option, be satisfied, in whole or in part, by foreclosure upon the Employee's shares of capital stock of the Company held in escrow in accordance with this Section 7.3(d) and/or by set off against the Company's obligation to make payments of any kind to the Employee, including payments to be made in accordance with the terms of this Agreement. The remedies of foreclosure and set-off set forth in the immediately preceding sentence shall be cumulative with, and not exclusive of, the right of the Company to seek repayment of the advances directly from the Employee, who shall remain unconditionally liable for the entire amount of such advances. Within ninety (90) days after the final disposition of a claim, suit or proceeding brought against the Employee that does not


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

result in a determination that the Employee breached the confidentiality or non-competition provisions of a Third-Party Agreement, the Company shall instruct the escrow agent to release the shares of stock and all other documents and instruments related thereto from escrow, and shall be deemed to have waived its right to foreclosure, set-off and repayment, unless the Company has filed a suit asserting that the Employee was not entitled to indemnification in accordance with Section 7.3(b). In the event that the Company files such a suit, the Employee's stock, and all other documents and instruments related thereto, will be retained in escrow pending the final disposition of the Company's suit against the Employee, and the Company's right to repayment in accordance with this Section 7.3(d) shall be determined in such suit.

     8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

     9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.



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

     10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     12. RENEWAL. If the Employee desires that the term of the Employment Period be extended for an additional one year following the second anniversary of the Commencement Date on the same terms as provided in this Agreement and the Employee's employment by the Company under the terms of this Agreement has not previously terminated, he shall provide the Company with written notice of such desire at least 60, but no more than 90, days prior to the second anniversary of the Commencement Date. Within 30 days after receipt of such notice from the Employee, the Company shall provide the Employee with written notice of whether the Company agrees to extend the Employment Period for an additional one year on the same terms as provided in this Agreement. If the Company does not agree to such one-year extension of the Employment Period on the same terms as provided in this Agreement and the Employee remains an employee of the Company pursuant to the terms of this Agreement through the second anniversary of the Commencement Date, the Company shall make severance payments to the Employee during the one-year period commencing on the second anniversary of the Commencement Date at an annual rate equal to the Annual Base Salary to which the Employee was entitled on the day immediately preceding the second anniversary of the


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

Commencement Date. Such severance payments shall be made in semi-monthly installments in arrears on the fifteenth day and the last day of each calendar month and shall be due and payable without regard to whether the Employee seeks to obtain or does obtain employment income from any other source.

     13. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     15. MISCELLANEOUS.

         15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

        15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.



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

        15.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        15.4 Upon execution of this Agreement by the Employee, the Company agrees to pay the reasonable attorneys' fees, but in no event more than $4000, incurred, prior to the execution of this Agreement, by the Employee in connection with this Agreement and the ancillary agreements relating to the ownership of capital stock of the Company by the Employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                         DIATECH, INC.

                                         By: /s/ Joseph Lovett
                                            __________________________________
                                            Title: Vice President

                                         EMPLOYEE
                                            /s/ Richard T. Dean
                                            __________________________________
                                            Richard Dean







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





                                                                     Exhibit A
                                                                     ---------

                                  DIATECH, INC.
                        RELOCATION REIMBURSEMENT EXPENSES
                        ---------------------------------

     Diatech will reimburse Employee for the following moving, relocation, and travel expenses, provided that Employee has obtained the prior written approval of Diatech for each expense, both type and amount, on each occasion:

1.   Travel and Living Expenses for Employee and/or his family as follows:

     a.   Reasonable expenses of the initial trip to the new location;

     b.   House-hunting trip(s), in such number as approved by Diatech;

     c. Temporary living expenses actually and reasonably incurred at the new location as necessary. This to include, if necessary, rental of a furnished apartment for a period of four to six months; and

     d. During the period of temporary living expenses, expenses of a reasonable number of trips to prior residence will be authorized.

2.   Expenses of Moving Household Furnishings:

     Reasonable expenses for moving the employee's household furnishings and personal effects to the new location will be reimbursed. A written estimate must be submitted to Diatech for approval prior to moving.

3. Reasonable expenses Incidental to Sale of House and Purchase of House at Former and New Location as follows:

     a.   Attorney's Fees;

     b.   Broker's Commission at Selling Location;

     c.   Legally or Contractually Required Charges such as:

          Mortgage Tax
          Transfer Tax
          Title Insurance
          Revenue Stamps
          Premium for Satisfying Mortgage Debt
          Title Fee

          Points on new Mortgage (maximum two points)
          Cost of Cutting Drapes, Rugs, etc. (not to exceed (1) month's salary) Connection or reconnection of Appliances; and

     d. Introduction to local bank to assist in securing a bridge loan on which Diatech will pay 100% monthly interest for months 1-4 and 80% for months 5-9.

4. When an employee who is being transferred finds it necessary to take title to a house or to enter into a rental arrangement at the new location before completing the sale of his house at the former location, Diatech will reimburse the Employee, after the former residence is vacated, for the carrying charges on the old house as outlined below, according to the following schedule:

              Months          Percent of Reimbursement
              ------          ------------------------

              0-6                        100%
              7-12                        60%
              13-18                       30%

     Reimbursable Carrying Charges:

     a.   Real Estate Taxes;
     b.   Interest on Mortgage;
     c.   Household Insurance Premiums;
     d.   Utilities (heat, water, gas, electricity); and
     e. Yard Maintenance (limited to lawn cutting and trimming and cleaning of shrubs).

5. Reimbursement for federal, state and local income taxes paid as a result of relocation benefits will be made upon presentation by the Employee of proof of payment of such taxes, or an obligation to make such payment, reasonably acceptable to Diatech.





melisc/op/eiselein/10007/206/deandocs/emply

              AMENDMENT TO EMPLOYMENT AND STOCK VESTING AGREEMENTS
              ----------------------------------------------------

     This Agreement (the "Agreement"), made as of this 2nd day of April, 1992, is entered into by Diatech, Inc., a Delaware corporation with its principal place of business at 9 Delta Drive, Londonderry, New Hampshire 03053 (the "Company"), and Richard T. Dean, residing at 43 King Road, Bedford, New Hampshire 03110 (the "Employee").

     The Company and the Employee are parties to an Employment Agreement dated as of March 16, 1990 (the "Employment Agreement") and Stock Vesting Agreements dated as of December 19, 1990 and August 16, 1991 (collectively, the "Stock Vesting Agreements"). The Company and the Employee desire to extend the term of the Employment Agreement for an additional two years beyond its original termination date and to make certain other amendments to the Employment Agreement. The Company and the Employee also desire to amend certain terms of the Stock Vesting Agreements. In consideration of these premises, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

I.   Employment Agreement
     --------------------

     1. INTRODUCTION. The Employment Agreement is amended by deleting the first paragraph in its entirety and inserting the following paragraph in lieu thereof:

     "This Employment Agreement (the "Agreement"), made this 16th day of March, 1990 is entered into by Diatech, Inc., a Delaware corporation with its principal place of business at 9 Delta Drive, Londonderry, New Hampshire 03053 (the "Company"), and Richard T. Dean, residing at 43 King Road, Bedford, New Hampshire 03110 (the "Employee")."

     2. TERM OF EMPLOYMENT. Section 1 of the Employment Agreement is amended by deleting the word "second" and inserting in lieu thereof the word "fourth".

     3. SALARY. The Annual Base Salary (as such term is defined in Section 3.1 of the Employment Agreement) payable to the Employee shall be $170,000 for the one-year period commencing on the second anniversary of the Commencement Date (as such term is defined in Section 1 of the Employment Agreement). Such $170,000 Annual Base Salary shall be subject to upward adjustment on each subsequent anniversary of the Commencement Date as provided in Section 3.1 of the Employment Agreement.

     4. BONUSES. The Employment Agreement is amended by deleting Section 3.2(a) in its entirety and inserting the following in lieu thereof:

     "(a) In addition to the Annual Base Salary, the Company shall pay the Employee during the Employment Period, an annual bonus (the "Annual Bonus") for each one-year period ending on an anniversary of the Commencement Date (each, a "Contract Year").

     "For each of the first two Contract Years, the Annual bonus shall be an amount equal to 25% of the Annual Base Salary and shall be paid in two equal installments within 60 days after the last day of each of the sixth and twelfth months of the Contract Year.

     "For each subsequent Contract Year, the Annual Bonus shall be an amount, determined by the Board in its sole discretion, equal to up to 25% of the Annual Base Salary paid to the Employee during such Contract Year depending upon the achievement by the Employee and/or the Company of reasonable performance objectives ("Performance Objectives") with respect to such Contract Year. Performance Objectives for a Contract Year shall be mutually agreed upon by the Board and the Employee prior to the commencement of such Contract Year and shall be specified in writing. The Annual Bonus, if any, for such Contract Year shall be payable no later than ninety (90) days following the end of such Contract Year."

     5. FRINGE BENEFITS. Section 3.3 of the Employment Agreement is amended by deleting Section 3.3 in its entirety and inserting the following in lieu thereof:

     "3.3 FRINGE BENEFITS. The Employee shall be entitled to participate in all benefit programs, including retirement plans, that the Company establishes and makes available to its employees, if any, to the extent that the Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. In the event and to the extent that the aggregate cost to the Company of the Employee's participation in such benefit programs (including, without limitation, the cost to the Company of providing matching or other contributions under the terms of any retirement plan or program) is less than an amount equal to 9% of the Annual Base Salary, then the Company shall provide to the Employee such additional benefits, not including cash, selected by the Employee; provided, however, that in no event shall the aggregate amounts contributed or costs incurred by the Company in connection with such additional benefits exceed the positive difference between (i) an amount equal to 9% of the Annual Base Salary and (ii) the aggregate cost to the Company of the Employee's participation in all benefit programs, including retirement plans, that the Company establishes and makes available to its employees (including, without limitation, the cost to the Company of providing matching or other contributions under the terms of any retirement plan or program)."

     6. EMPLOYMENT TERMINATION. The Employment Agreement is amended by inserting a new Section 4.5 as follows:

     "4.5 At the election of the Employee, immediately upon written notice by the Employee to the Company, in the event that the Company engages in any merger or consolidation, or series of mergers or consolidations within any 12-month period, as a result of which the stockholders of the Company owning 100% of the capital stock of the Company (as a group) prior to the first of such mergers or consolidations own less than 50% of the capital stock of the surviving entity outstanding immediately after the last of such mergers or consolidations, or engages in any liquidation or sale of all or substantially all of its assets. For purposes of this Section 4.5, all provisions calling for the calculation of a percentage ownership shall be made assuming the exercise of all dilutive outstanding rights, options, and warrants ("Rights") to acquire Common Stock of the Company or convertible preferred stock or convertible debt instruments which are convertible into the Company's Common Stock ("Convertible Securities") and assuming the conversion of all dilutive Convertible Securities then outstanding or issuable upon exercise of Rights. If requested by the Company prior to the consummation of the event, or last in the series of events, giving rise to the Employee's right to terminate this Agreement pursuant to this Section 4.5, the Employee agrees to negotiate in good faith during the period prior to the consummation of such event the terms of an employment agreement pursuant to which the Employee's employment would continue following such event."

     7. EFFECT OF TERMINATION.

        (a) Section 5.1 of the Employment Agreement is amended by deleting the heading "TERMINATION FOR CAUSE" and inserting in lieu thereof the heading "TERMINATION BY THE COMPANY FOR CAUSE OR UPON 30 DAYS' WRITTEN NOTICE; TERMINATION BY THE EMPLOYEE IN THE EVENT OF MERGER, ETC.".

        (b) The Employment Agreement is amended by deleting the first sentence of Section 5.1 in its entirety and inserting the following in lieu thereof:

     "In the event the Employee's employment is terminated (i) for cause pursuant to Section 4.2, (ii) at the election of the Company pursuant to Section 4.4, or (iii) at the election of the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation, including prorated Annual Bonus, and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company."

II.  Stock Vesting Agreements.
     -------------------------

     1. PURCHASE OPTION. The Stock Vesting Agreements are each amended by deleting Section 2(a) of each Stock Vesting Agreement in its and inserting in lieu thereof the following:

     "(a) In the event that the Employee ceases to be employed by the Company for any reason or no reason, with or without cause, prior to April 2, 1994, the Company shall have the right and option (the "Purchase Option") to purchase from the Employee, for a sum of $.005 per share (the "Option Price"), up to that percentage of the Shares as is set forth in the second column of the table set forth below opposite the period in which the Employee ceases to be employed by the Company.

             If Cessation of                             Percentage of Shares
            Employment Occurs:                       Subject to Purchase Option
            ------------------                       --------------------------

Before April 2, 1991                                              100%
On or after April 2, 1991 but before April 2, 1992                 60%
On or after April 2, 1992 but before April 2, 1993                 40%
On or after April 2, 1993 but before April 2, 1994                 20%
On or after April 2, 1994                                          -0-"


     2. ACCELERATION OF VESTING. The Stock Vesting Agreements are each amended by inserting a new Section 17 as follows:

     "17. ACCELERATION OF VESTING. In the event that prior to April 2, 1994, the Company engages in any merger or consolidation, or series of mergers or consolidations within any 12-month period, as a result of which the stockholders of the Company owning 100% of the capital stock of the Company (as a group) prior to the first of such mergers or consolidations own less than 50% of the capital stock of the surviving entity outstanding immediately after the last of such mergers or consolidations, or engages in any liquidation or sale of all or substantially all of its assets, then the Purchase Option shall terminate, and shall be deemed to have terminated, and shall be of no further force or effect, as of the time immediately prior to the occurrence of the event, or last in the series of events, specified in the immediately preceding clause. For purposes of this Section 17, all provisions calling for the calculation of a percentage ownership shall be made assuming the exercise of all dilutive outstanding rights, options, and warrants ("Rights") to acquire Common Stock of the Company or convertible preferred stock or convertible debt instruments which are convertible into the Company's Common Stock ("Convertible Securities") and assuming the conversion of all dilutive Convertible Securities then outstanding or issuable upon exercise of Rights."

III. Miscellaneous.
     --------------

     1. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

     2. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

     3. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the amendment or modification of the Employment Agreement or either Stock Vesting Agreement.

     4. In all respects other than as specifically provided in this Agreement, the Employment Agreement and the Stock Vesting Agreements are hereby ratified and affirmed.

     In witness whereof, the parties hereto have executed this Agreement as of the day and year set forth above.

                                  DIATECH, INC.



                                  By:    ________________________________
                                  Title: ________________________________



                                  EMPLOYEE

                                  _______________________________________
                                  Richard T. Dean

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        AND REGISTRATION RIGHTS AGREEMENT
                        ---------------------------------


     This Amendment to Employment Agreement and Registration Rights Agreement (the "Amendment"), made as of the 20th day of April, 1996, is entered into by Diatide, Inc., a Delaware corporation with its principal place of business at 9 Delta Drive, Londonderry, NH 03053 (the "Company"), and Dr. Richard T. Dean, residing at 43 King Road, Bedford, New Hampshire 03110 (the "Employee").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of March 16, 1990, as amended by an amendment dated April 2, 1992 (the "Employment Agreement"), and a Registration Rights Agreement dated as of December 19, 1990 (the "Registration Rights Agreement"); and

     WHEREAS, the Company and the Employee desire to make certain amendments to the terms of the Employment Agreement and the Registration Rights Agreement;

     NOW THEREFORE, in consideration of these premises, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

I.   Employment Agreement

     1. DEFINED TERMS. The capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Employment Agreement.

     2. TERM OF EMPLOYMENT. The Employment Agreement is hereby amended by deleting Section 1 of the Employment Agreement in its entirety and inserting in lieu thereof the following:

          "1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period (the "Employment Period") commencing on April 2, 1990, or such earlier date as may be agreed by the Company and the Employee (the "Commencement Date"), and ending on the eighth anniversary of the Commencement Date, which period shall be automatically extended on an annual basis for additional one-year periods unless either the Company or the Employee provides written notice to the contrary to the other party at least six months prior to the expiration of the Employment Period. Notwithstanding the foregoing, the Employment Period may be sooner terminated in accordance with the provisions of Section 4."

     3. SALARY. The Annual Base Salary payable to the Employee shall be $200,000 for the one-year period commencing on the fifth anniversary of the Commencement Date. Such $200,000 Annual Base Salary shall be subject to upward adjustment on each subsequent anniversary of the Commencement Date as provided in Section 3.1 of the Employment Agreement.

     4. EMPLOYMENT TERMINATION. The Employment Agreement is hereby amended by deleting Section 4.5 of the Employment Agreement in its entirety and inserting in lieu thereof the following:

          "4.5 At the election of the Employee, immediately upon written notice by the Employee to the Company, in the event that (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or the Employee or any of his affiliates), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, (b) the Company concludes in any liquidation or sale of all or substantially all of its assets, or (c) there is a significant diminution in the authority or responsibility of the Employee including, without limitation, a change in the Employee's status as the sole Chief Executive Officer of the Company's business as it may change from time to time.

     5. EFFECT OF TERMINATION. The Employment Agreement is hereby amended by deleting the first and second sentences of Section 5.1 in their entirety and inserting the following in lieu thereof:

          "In the event the Employee's employment is terminated (i) for cause pursuant to Section 4.2, (ii) at the election of the Company pursuant to
     Section 4.4 or (iii) at the election of the Employee pursuant to Section 4.5, the Company shall pay to the Employee the compensation, including prorated Annual Bonus, and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In addition, in the event the employee's employment is terminated (i) at the Company's election pursuant to Section 4.4, (ii) due to nonrenewal of the Employment Agreement by the Company pursuant to written notice given in accordance with Section 1 of the Agreement, or (iii) at the election of the Employee pursuant to Section 4.5, the Company shall make severance payments to the Employee during the one-year period commencing on the date of termination at an annual rate equal to the annual base salary to which the Employee was entitled on the date of termination."

     6. NON-COMPETE.

     (a) The Employment Agreement is hereby amended by deleting the first paragraph of Section 6(a) of the Employment Agreement in its entirety and inserting in lieu thereof the following:

          "(a) During the Employment Period and for a one-year period following the date on which the Employee ceases to be an employee of the Company, which period may be extended for a second year, upon the mutual agreement of the Company and the Employee not later than the date of termination or expiration of the Employment Period, provided that the Company shall make payments, in monthly installments in advance, to the Employee during such second year at an annual rate equal to the Annual Base Salary to which the Employee was entitled on the date of termination or expiration of the Employment Period, the Employee will not directly or indirectly:".

     (b) The Employment Agreement is hereby amended by deleting Section 6(a)(i) in its entirety and inserting in lieu thereof the following:

               "(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling imaging or therapy products that are, or are modifications with substantial homology of or derived from, compounds contemplated, under development, produced, marketed or sold by the Company and covered under patents or patent applications filed by the Company while the Employee was employed by the Company; or".

     (c) The Employment Agreement is hereby amended by deleting Section 6(a)(ii) in its entirety and inserting in lieu thereof the following:

               "(ii) recruit, solicit or induce, or attempt to induce, any technical, sales or marketing employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or".

II.  Registration Rights Agreement

     1. REGISTRABLE SHARES. The Registration Rights Agreement is hereby amended by deleting the proviso in the definition of "Registrable Shares" in Section 1 of the Registration Rights Agreement and inserting in lieu thereof the following:

              "PROVIDED, HOWEVER, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon any sale pursuant to a Registration Statement, Section 4(1) of the Securities Act (including without limitation the so-called "Section 4 1/2" exemption if in the opinion of the Company's counsel such sale is exempt from the securities laws pursuant to such exemption) or Rule 144 under the Securities Act."

III. Miscellaneous Provisions

     1. The captions of the sections of this Amendment are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Amendment.

     2. This Amendment shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

     3. Upon execution of this Amendment by the Employee, the Company agrees to pay the reasonable attorneys' fees, but in no event more than $4,000, incurred, prior to the execution of this Amendment, by the Employee in connection with this Amendment.

     4. This Amendment, together with the Employment Agreement and the Registration Rights Agreement, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

     5. In all respects other than as specifically provided in this Amendment, each of the Employment Agreement and the Registration Rights Agreement is hereby ratified and affirmed.

     In witness whereof, the parties hereto have executed this Amendment as of the day and year set forth above.

                                                DIATIDE, INC.

                                                By: /s/ Joseph F. Lovett
                                                   ____________________________
                                                Title: Director
                                                      _________________________
                                                EMPLOYEE
                                                 /s/ Richard T. Dean
                                                _______________________________
                                                Richard T. Dean